Exhibit 99.2

Contact:

Derek Cole

Vice President, Investor Relations

and Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA biopharma, Inc. Announces Commencement of Trading on the NASDAQ Global

Market under the Symbol “ABIO”

Experienced Cardiovascular Team Developing the First Genetically-Targeted Treatment for

Heart Failure

Broomfield, Colorado, January 28, 2009 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for heart failure and other cardiovascular diseases, announced that on January 28, 2009, its common stock will commence trading on the NASDAQ Global Market under the symbol “ABIO.” This follows the merger on January 27, 2009 of a wholly-owned subsidiary of Nuvelo, Inc. with the company formerly known as ARCA biopharma, Inc. The combined Company is named ARCA biopharma, Inc. (“ARCA”).

“This is an exciting milestone in the history of ARCA which we believe will provide greater market visibility and increased liquidity for our current and potential future investors,” said Richard B. Brewer, ARCA’s President and Chief Executive Officer. “We believe the listing of ARCA common shares on Nasdaq will support our business strategy and reinforces our commitment to enhancing shareholder value as we build a company focused on improving the lives of patients with cardiovascular disease. With known industry leaders that have significant cardiovascular drug development and commercialization expertise, we believe we have the right team to lead the development of potentially the first personalized heart failure medicine, Gencaro.”

Cardiovascular Product Portfolio

ARCA is positioned to bring personalized medicine to cardiovascular therapy. The Company’s business strategy combines expertise in cardiovascular pathophysiology, molecular genetics, clinical development and product commercialization.

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Gencaro(TM), (trade name pending FDA approval): an investigational, genetically-targeted beta-blocker with a unique pharmacologic profile being developed for the treatment of chronic heart failure. ARCA has identified common genetic variations that interact with Gencaro’s novel pharmacologic properties and which the Company believes predict individual patient responses to Gencaro. The New Drug Application (NDA) for Gencaro is currently under review by the U.S. Food and Drug Administration (FDA) with a Prescription Drug User Fee Act (PDUFA) date of May 31, 2009. ARCA is collaborating with Laboratory Corporation of America (LabCorp) to develop the companion genetic test for Gencaro. The PMA for this companion diagnostic test is also under FDA review.

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NU172: a short-acting anticoagulant that is being tested as a potential new therapy in indications where heparin and protamine are the current standard of care, such as coronary artery bypass graft (CABG) surgery, kidney dialysis and a variety of vascular surgical and coronary interventions. NU172 recently completed a successful Phase 1b study.

Experienced Leadership Capable of Driving Value

•	Chief Executive Officer: Richard B. Brewer, former president and CEO of Scios and senior vice president of sales and marketing of Genentech;

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Chief Science and Medical Officer: Michael R. Bristow, MD, PhD, former CSMO of Myogen and Professor of Medicine and the former Division Head of Cardiology at the University of Colorado Health Sciences Center;

•	Executive Vice President of Commercial Operations: Randall St. Laurent, former vice president of commercial development at Scios;

•	Vice President of Marketing: James Carr, instrumental in the successful commercialization of Coreg, a leading beta-blocker treatment for heart failure; and

•	The Company’s Board of Directors, which includes:

•	Mr. Brewer

•	Dr. Bristow (Chairman)

•	Dr. Jean-Francois Formela, Partner at Atlas Ventures

•	Dr. J. William Freytag, former CEO of Myogen, Inc.

•	Dr. Linda Grais, Partner at InterWest and founder of SGX Pharmaceuticals

•	Dr. Ted W. Love, former CEO of Nuvelo

•	Dr. David Lowe, Managing Director of Skyline Ventures and former Director of Cardiovascular Research at Genentech

•	Mary K. Pendergast, President, Pendergast Consulting and former deputy commissioner and senior advisor to the Commissioner, FDA

•	Dr. Burton E. Sobel, professor of medicine and biochemistry and former chair of the department of medicine at the University of Vermont and Fletcher Allen Health Care

•	Dr. John Zabriskie, co-founder of Puretech Ventures and former President and CEO of Pharmacia and Upjohn

Resources to Execute Strategy

•	Experienced cardiovascular workforce; approximately 50 employees

•	Offices in Broomfield, Colorado (headquarters) and San Carlos, California

•	The Company believes its current cash is sufficient to fund operations beyond the anticipated FDA response to the Gencaro NDA.

For more information about ARCA and its development programs, please visit http://www.arcabiopharma.com.

Forward Looking Statement

This press release contains “forward-looking statements” which include, without limitation, statements regarding the anticipated benefits of the completion of the business combination transaction between Nuvelo and ARCA, the potential for Gencaro to be the first genetically targeted treatment for heart failure, the benefits of listing ARCA common stock on the NASDAQ Global Market and the clinical, regulatory and commercial potential of ARCA’s development compounds, Gencaro and NU172, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on the companies’ managements’ current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risk that ARCA does not successfully integrate the business operations of Nuvelo; the company’s inability to further identify, develop and achieve commercial success for products and technologies; the risk that the company’s financial resources will be insufficient to meet the company’s business objectives; uncertainties relating to drug discovery and the regulatory approval process; clinical development processes; enrollment rates for patients in the companies’ clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; and the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation ARCA’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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